Summary of Certain Provisions of General Counsel Offer Letter
Thomas C. Chow currently serves as an executive officer of Strategy Inc (“Strategy” and, collectively with its subsidiaries, the “Company”). In connection with the commencement of Mr. Chow’s employment with the Company in December 2025, the Company issued, and Mr. Chow accepted, an offer letter providing, among other things, (i) a one-time reporting bonus of $100,000, (ii) a relocation reimbursement of $150,000 for expenses relating to his relocation to the Company’s headquarters on or before February 1, 2026, (iii) a reimbursement for reasonable expenses commuting to and from the Company’s headquarters prior to relocating on or before February 1, 2026, (iv) a severance arrangement in the event that his employment was terminated without cause (as defined below), in which Mr. Chow would receive (a) a lump sum payment in an amount equal to six (6) months of base salary at the rate in effect immediately prior to the termination date and (b) continued health benefits coverage for a period of six (6) months following the termination of Mr. Chow’s group insurance coverage. The amounts and benefits described in (iv)(a) and (iv)(b) would be paid or provided only if Mr. Chow signs and does not revoke a general release of claims against the Company.
For purposes of the severance arrangement, “cause” means in whole or in part due to one or more of the following events: (i) conviction of or plea of guilty or nolo contendere to a crime the underlying conduct and/or seriousness of which impacts Mr. Chow’s fitness for the role or results in harm to the Company’s business or Mr. Chow’s or the Company’s reputation; (ii) gross neglect of duties, or failure or refusal to perform the material duties of Mr. Chow’s position; (iii) theft, fraud, dishonesty or self-dealing; (iv) material violation of Strategy’s Code of Conduct or equal employment opportunity or prohibition against harassment policies; (v) possession on Strategy’s premises of any prohibited drug or substance that would amount to a criminal offense; or (vi) a breach of any Strategy Agreement or any other policies addressing confidentiality; in each case as determined by MicroStrategy, which determination may be conclusive.